Exhibit 8
TABLE OF REGISTRANT’S SUBSIDIARIES
Currently, Chartered has six subsidiaries, the particulars of which are as follows:

	Country of	Date of
Name of Subsidiary	Incorporation	Incorporation

Chartered Silicon Partners Pte Ltd	Singapore	March 1997

Chartered Semiconductor Manufacturing Incorporated	U.S.	June 1991

Chartered Semiconductor Japan Kabushiki Kaisha	Japan	October 2000

Chartered Semiconductor Taiwan Ltd	Taiwan	August 2000

Chartered Semiconductor Europe Limited	England and Wales	March 2001

Chartered Semiconductor Manufacturing (Tampines) Pte. Ltd.	Singapore	June 1996